Exhibit 10.14

COMVERGE TECHNOLOGIES, INC. 2000 STOCK PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option (“Option”) to purchase Common Stock of Comverge Technologies, Inc. (the “Company”):

Name of Optionee:

Number of Shares Subject to Option:

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Share:	$

Date of Grant:

Vesting Commencement Date:

Date Exercisable:	The Option is not currently fully exercisable. The Option will become exercisable (subject to the limitations set forth in the attached Stock Option Agreement), on a cumulative basis, [CHOOSE FROM VESTING SCHEDULE ALTERNATIVES ATTACHED] .

Right of Repurchase:	[Upon termination of service with or without cause or upon death or disability.] OR [None]

Non-Competition:	[During Service and for 3 months after any termination of Service if termination is by the Company or 9 months after termination of Service if termination is by the Optionee.] OR [During Service and for 12 months after any termination of Service.]

Proprietary Information:	In further consideration of the granting of this option, Optionee has executed and delivered to the Company and Proprietary Information and Inventions Agreement.

Term/Expiration Date:

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 2000 Stock Plan and the Stock Option Agreement and the Proprietary Information and Inventions Agreement.

OPTIONEE:	COMVERGE, INC.

By:
Title:
Printed Name

ALTERNATIVE VESTING SCHEDULES

1.	, as follows (i) with respect to one-third of the shares subject thereto on ; (ii) with respect to one-third of the shares subject thereto on ; and (iii) with respect to one-third of the shares subject thereto on

2.	options shall vest in a series of 16 consecutive equal quarterly installments beginning and upon the first day of each calendar quarter following the completion of each additional quarter of service following such optionee’s vesting commencement date

3.	options will vest 50% immediately on and the remaining vesting equally over eight quarterly vesting periods commencing

4.	options will vest equally on a quarterly basis over the next 48 months (or 16 quarters)

5.	options will vest equally on a quarterly basis over the next 48 months (or 16 quarters) beginning 90 days after the Vesting Commencement Date

6.	options will vest equally over sixteen quarterly vesting periods commencing

7.	25% of such options shall vest on and the remaining options shall vest in a series of 12 consecutive equal quarterly installments upon the first day of each calendar quarter following each optionee’s completion of each additional quarter of service following such optionee’s vesting commencement date

8.	such that 100% of options granted vest on the earlier of (a) December 13, 2009, (b) completion of an Initial Public Offering at a minimum of $6.00 per share, (c) the sale of all, or a substantial portion of the Company, or (d) the merger of the Company with another entity, so long as, in the case of (c) and (d), the Company valuation at the time of such transaction is a minimum of $6.00 per share

9.	options shall vest in a series of 16 consecutive equal quarterly installments beginning and upon the first day of each calendar quarter following the completion of each additional quarter of service following such optionee’s vesting commencement date